EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES

CREDIT RATINGS UPGRADE BY STANDARD & POOR’S

Philadelphia, PA, December 15, 2006 — Mothers Work, Inc. (Nasdaq: MWRK) announced that on December 14, 2006, Standard & Poor’s Ratings Services (“S&P”) raised its credit ratings on Mothers Work to ‘B’ from ‛B–’, both with respect to the Company’s corporate credit rating and the rating on its outstanding 11¼% Senior Notes.  Also, S&P attached an outlook of “positive” to its credit rating of the Company.  S&P noted in its research update announcing the ratings upgrade, “The upgrade reflects a recovery in operating performance in the past few quarters as well as an improvement in credit protection measures due to higher earnings and debt reduction.”

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased that Standard & Poor’s has raised our credit ratings, recognizing our strong improvement in operating performance and cash flow in fiscal 2006 and the resulting improvement in our financial and credit statistics.  Our strong cash flow during fiscal 2006 has enabled us to repay $35 million principal amount of our Senior Notes in recent months, including the $10 million principal amount repurchased during August and September of 2006 (during our fiscal 2006 fourth quarter) and the $25 million principal amount repurchased on December 8, 2006 (during our fiscal 2007 first quarter).  We strongly believe this debt repayment is a very attractive use of our excess cash, which is accretive to ongoing earnings, reduces our financial leverage, and shows our commitment to continuing to increase shareholder value while maintaining significant financial liquidity.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of November 30, 2006, Mothers Work operates 1,597 maternity locations, including 809 stores, predominantly under the tradenames

Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.